As filed with the Securities and Exchange Commission on June 3, 2013

Registration No. 333-172517

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

McMoRan Exploration Co.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of

incorporation or organization)

72-1424200

(I.R.S. Employer

Identification Number)

1615 Poydras Street

New Orleans, Louisiana 70112

(504) 582-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas N. Currault II

Assistant General Counsel and Assistant Secretary

McMoRan Exploration Co.

1615 Poydras Street

New Orleans, Louisiana 70112

(504) 582-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Monique A. Cenac

Jones Walker LLP

333 N. Central Avenue

Phoenix, Arizona 85004

(602) 366-7604

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Automatic Shelf Registration Statement on Form S-3 (Registration No. 333-172517) of McMoRan Exploration Co., a Delaware corporation (the “Company”), which was filed with the Securities and Exchange Commission and became effective on February 28, 2011 (the “Registration Statement”). The Registration Statement was filed in accordance with the Registration Rights Agreement, dated as of December 30, 2010 (the “Registration Rights Agreement”) with respect to the offer and resale from time to time of up to 51,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Registrable Securities”) by Plains Exploration & Production Company (the “Selling Security Holder”).

On June 3, 2013, pursuant to the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 5, 2012, by and among the Company, FCX and INAVN Corp., a Delaware corporation and wholly owned subsidiary of FCX (the “Merger Sub”), MMR Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of FCX (the “Merger”).

As a result of the Merger, all of the Registrable Securities will be cancelled pursuant to the Merger Agreement and the Company’s obligation to keep the Registration Statement effective pursuant to the terms of the Registration Rights Agreement will terminate. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statement to deregister all of the Registrable Securities registered but unsold under the Registration Statement as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on June 3, 2013.

McMoRan Exploration Co.

By:	/s/ Nancy D. Parmelee
Nancy D. Parmelee Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)

[Signatures are on following page.]

S-1

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* James R. Moffett	Co-Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	June 3, 2013

/s/ Richard C. Adkerson Richard C. Adkerson	Co-Chairman of the Board	June 3, 2013

* B.M. Rankin, Jr.	Vice Chairman of the Board	June 3, 2013

/s/ Nancy D. Parmelee Nancy D. Parmelee	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	June 3, 2013

* C. Donald Whitmire, Jr.	Vice President and Controller — Financial Reporting (Principal Accounting Officer)	June 3, 2013

* A. Peyton Bush, III	Director	June 3, 2013

* William P. Carmichael	Director	June 3, 2013

* Robert A. Day	Director	June 3, 2013

* James C. Flores	Director	June 3, 2013

* Gerald J. Ford	Director	June 3, 2013

* H. Devon Graham, Jr.	Director	June 3, 2013

* Suzanne T. Mestayer	Director	June 3, 2013

* John F. Wombwell	Director	June 3, 2013

*By:	/s/ Richard C. Adkerson
Richard C. Adkerson Attorney-in-fact

S-2